Exhibit 99.1

                    Media Contact:                                                                 Investor Contact:

                    Chris Olivera                                                                      Matt Hodges

                    Vice President,                                                                   Director,

                    Corporate Communications                                               Investor Relations

                    GameStop Corp.                                                                GameStop Corp.

                    (817) 424-2130                                                                   (817) 424-2130

GAMESTOP ANNOUNCES KEY EXECUTIVE PROMOTIONS

GRAPEVINE, Texas, (June 2, 2010) – The Board of Directors of GameStop Corp. (NYSE: GME), the world’s largest video game and entertainment software retailer, today announced the promotion of existing executives into new positions within the company.  The promotions include: Daniel A. DeMatteo, Executive Chairman, from Chief Executive Officer; J. Paul Raines, Chief Executive Officer, from Chief Operating Officer; Tony D. Bartel, President, from Executive Vice President, Merchandising and Marketing; and Robert A. Lloyd, Executive Vice President and Chief Financial Officer, from Senior Vice President and Acting Interim Chief Financial Officer. As announced in January 2010, Michael K. Mauler was promoted to Executive Vice President, GameStop International.

“I am pleased to congratulate the team along with our board on the execution of this succession plan that has been two years in the making,” indicated Dan DeMatteo. “Paul, Tony, Rob and Mike are filling key positions that will allow GameStop to continue its growth both here and internationally.  This includes expansion into new markets and continued focus on strategic initiatives such as our new loyalty program, downloadable content (DLC) marketing and sales, and the evolution of GameStop.com into a robust digital platform.”

The executive team and their areas of responsibility include:

•         Daniel A. DeMatteo, Executive Chairman.  DeMatteo will continue to define strategic brick and mortar growth objectives, as well as oversee development of both domestic and international digital initiatives.  DeMatteo had been the Chief Executive Officer of GameStop since August 2008. He served as Vice Chairman of the Board and Chief Operating Officer from March 2005 to August 2008. Prior to March 2005, he served as President and Chief Operating Officer of GameStop or the predecessor companies since November 1996. He has served on the Board since 2002, and he has been an executive officer in the video game industry since 1988.

•         J. Paul Raines, Chief Executive Officer.  Raines is charged with working closely with the Executive Chairman to develop the company’s long-term strategic direction and to lead the management team to execute supporting goals.  Raines joined GameStop as Chief Operating Officer in September 2008.  Previously he spent eight years with The Home Depot in various management positions in retail operations, including serving as the Executive Vice President of U.S. Stores and President of the Southern Division. Prior to Home Depot, Raines spent four years in global sourcing for L.L. Bean and 10 years with Kurt Salmon Associates in their consumer products group. He presently sits on the Board of Directors of Advanced Auto Parts.

•         Tony D. Bartel, President.  In this newly-created position, Bartel will lead the company’s digital growth strategy. Bartel has been instrumental in defining the company’s multi-channel approach and will now be responsible for spearheading GameStop’s digital and online enterprises.  He has been the Executive Vice President of Merchandising and Marketing since March 2007. Prior to that, he was the Senior Vice President of International Finance, a role he held since joining GameStop in 2005. Prior to GameStop, Bartel was Chief Administrative Officer for NCH Corporation from 2003 to 2005. From 1989 to 2003, he held various positions with PepsiCo and Yum Brands, Inc., including operational finance, strategic planning, controller and eventually Chief Financial Officer of Pizza Hut. Prior to 1989, Bartel held various positions with KPMG Peat Marwick.

•         Robert A. Lloyd, CPA, Executive Vice President and Chief Financial Officer.  Previously named Interim Chief Financial Officer in February 2010, Lloyd has been appointed the company’s full-time CFO.  He served under GameStop’s previous CFO as Senior Vice President and Chief Accounting Officer since October 2005. Prior to that, Lloyd was the Vice President – Finance of GameStop or its predecessor companies from October 2000, and he was the Controller of GameStop’s predecessor companies from December 1996 to October 2000. From 1988 to 1996, Lloyd held various financial management positions as Controller or Chief Financial Officer within the telecommunications industry. Prior to May 1988, Lloyd was with Ernst & Young.

•         Michael K. Mauler, Executive Vice President, GameStop International. Formerly GameStop’s Senior Vice President of Supply Chain and International Support, Mauler was appointed earlier this year to lead the company’s international divisions and drive their growth. Mauler served as Electronics Boutique’s Vice President of Logistics before the company was acquired by GameStop in late 2005. He has also held senior positions with Baxter Healthcare, Dade Behring and Fisher Scientific, where he led operations for 22 countries.

The Board also reiterated that R. Richard (Dick) Fontaine will continue in his role as Chairman International, partnering with DeMatteo and Mauler on the strategic growth of GameStop’s broad network of more than 2,000 international stores.

“GameStop has an exceptionally strong management team,” offered Raines. “When a new chief executive has the opportunity to work hand-in-hand with company founders Dick Fontaine, Dan DeMatteo and GameStop Board Member Len Riggio, it allows for a unique opportunity to deliver bottom-line results within a company that has made an indelible mark as the leading retailer within the gaming industry.”

Raines added that the new structure, “reflects the fact that the video game industry is evolving into different platforms beyond the console, and GameStop is well positioned as a multi-channel retailer and aggregator for all things gaming.”

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp., a Fortune 500 and S&P 500 company, is the world's largest video game and entertainment software retailer. The company operates 6,486 retail stores in 17 countries worldwide. The company also operates an e-commerce site, GameStop.com, and publishes Game Informer(R) magazine, a leading multi-platform video game publication. GameStop Corp. sells new and used video game software, hardware and accessories for video game systems from Sony, Nintendo, and Microsoft. In addition, the company sells PC entertainment software, related accessories and other merchandise. General information on GameStop Corp. can be obtained at the company's corporate website: http://www.gamestopcorp.com.